Exhibit 99.2

Anadarko Cuts over $100 Million in Annual Overhead Costs
Thursday July 31, 11:34 am ET

HOUSTON--(BUSINESS WIRE)--July 31, 2003--Anadarko Petroleum Corporation (NYSE:APC - News)

  Reducing staff by about 400 positions
  Closing offices in Midland & Amarillo, Texas
  Focus spending on finding & producing oil and natural gas

Anadarko Petroleum Corporation (NYSE:APC - News) announced a cost reduction plan today that will eliminate more than $100 million, or 15 percent, in total overhead costs from the company's annual cost structure.

The $100 million in cost reductions includes cuts in two basic areas: personnel and corporate expenses.

  Approximately 400 positions are being eliminated including employees and contractors. In addition, the company will be eliminating unfilled, or open, positions. Personnel cuts represent about 50 percent of the savings.
  The remaining $50 million in cuts include across-the-board reductions in general overhead, closing offices in Midland and Amarillo, Texas and consolidating office space at the company's headquarters in The Woodlands, Texas.

"Anadarko is a financially strong company with high-quality assets in North America and internationally which offer excellent prospects for future growth. However, our cost structure is too high and we're taking action now to cut costs and be more competitive," said Anadarko Chairman, President and CEO Robert J. Allison, Jr. "The decision to reduce staff is a difficult, but necessary step in order to make Anadarko a leaner, stronger and more efficient company. This company can continue to grow profitably because we're redeploying our people to focus on our highest value exploration and production opportunities.

"We have eliminated both staff and management positions and have significantly reduced our costs," Allison added. "These initiatives are an important step in an ongoing effort to improve operating and financial performance and control costs. Our shareholders expect us to operate as efficiently as possible and we are committed to increasing shareholder value and making Anadarko the premier independent exploration and production company."

One time costs will be approximately $40 million, or $25 million after taxes. These costs will be charged to income as specific liabilities are incurred. It is estimated that $35 million, or $22 million after taxes, will be reflected in third quarter results.

The company will now have approximately 3,400 full-time employees worldwide. The affected employees have been notified and the vast majority of the reductions will take effect immediately. Of the 400 positions eliminated, approximately 70 percent were from departments supporting the company's exploration and production (E&P) efforts and 30 percent were in E&P.

In conjunction with this initiative, the following executive officers have elected to retire: Mike Cochran, Senior Vice President, Strategy and Planning; Bruce Stover, Senior Vice President, Worldwide Business Development; and Paul Taylor, Vice President, Investor Relations. In addition, Bill Sullivan, Executive Vice President, Exploration and Production, and Rex Alman, Senior Vice President, Algeria, have elected to resign.

Company offices in Midland and Amarillo, Texas will be closed in a move that will generate cost savings and will also allow the company to consolidate and reallocate some personnel.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria, Qatar and Venezuela and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.

Contact:

     Anadarko Petroleum Corporation, Houston
     Media Contact:
     Teresa Wong, 832-636-1203
     teresa_wong@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832-636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832-636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832-636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation